SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
         Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ON COMMAND CORPORATION
            -------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             ON COMMAND CORPORATION
            -------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(J)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)      Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)      Filing fee:

--------------------------------------------------------------------------------

                             ON COMMAND CORPORATION
                            6331 San Ignacio Avenue,
                           San Jose, California 95119


                                                                   April 6, 1998

Dear Stockholder:

         The Annual Meeting of Stockholders of On Command Corporation (the "Company") will be held at 11:00 a.m. on Wednesday, May 6, 1998, in the Corporate Conference Room at the Company's headquarters at 6331 San Ignacio Avenue, San Jose, California 95119. The matters on the meeting agenda are described on the following pages.

         If you are a stockholder of record, we urge that you send in your proxy promptly for the Annual Meeting whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you wish to give a proxy to someone other than the persons named on the enclosed proxy form, you may cross out their names and insert the name of some other person who will be at the meeting. The signed proxy form then should be given to that person for his or her use at the meeting. If your shares are held in the name of a broker and you wish to attend the meeting, you should obtain a letter of identification from your broker and bring it to the meeting. In order to vote personally shares held in the name of your broker, you must obtain from the broker a proxy issued to you.


                           Sincerely,

/s/                                                      /s/

Charles Lyons                                            Robert M. Kavner
Chairman of the Board                                    President and Chief
                                                         Executive Officer



                YOUR PROXY IS IMPORTANT ... PLEASE VOTE PROMPTLY

                             ON COMMAND CORPORATION
                            6331 San Ignacio Avenue,
                           San Jose, California 95119


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of ON COMMAND CORPORATION:


         The 1998 Annual Meeting of Stockholders of On Command Corporation will be held in the Corporate Conference Room at the Company's headquarters at 6331 San Ignacio Avenue, San Jose, California 95119, on Wednesday, May 6, 1998 at 11:00 a.m., Pacific Daylight Time, for the following purposes:

1.       election of all directors; and

2. action on such other matters as may properly come before the meeting or any reconvened session thereof.

         The Board of Directors has fixed the close of business on March 16, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any reconvened session thereof.

         YOUR PROXY IS IMPORTANT. EVEN IF YOU HOLD ONLY A FEW SHARES, AND WHETHER OR NOT YOU EXPECT TO BE PRESENT, YOU ARE URGENTLY REQUESTED TO DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE THAT IS PROVIDED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME, AND THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

         This notice is given pursuant to direction of the Board of Directors.




                                          /s/

                                          Jill E. Fishbein
                                          Senior Vice President, Legal,
San Jose, California                      General Counsel and Secretary
April 6, 1998

                             ON COMMAND CORPORATION
                            6331 San Ignacio Avenue,
                           San Jose, California 95119
                            Telephone: (408) 360-4500


                                 PROXY STATEMENT

         This Proxy Statement is provided by the Board of Directors of On Command Corporation (the "Company" or "OCC") in connection with its solicitation of proxies for the 1998 Annual Meeting of Stockholders to be held on May 6, 1998, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The date of this Proxy Statement is April 6, 1998, the approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to stockholders.

         Stockholders of record of the Company's Common Stock at the close of business on March 16, 1998 are entitled to vote at the meeting in person or by proxy. Each share is entitled to one vote, except that for the election of directors, each Stockholder of record of the Company's Common Stock at the close of business on March 16, 1997 is entitled to vote for each share then held and to cumulate votes in the election of directors. If a proxy in the accompanying form is properly executed and returned, the shares represented by the proxy will be voted as the stockholder specifies. A stockholder may revoke a proxy at any time before it is exercised by submitting a written revocation, submitting a later-dated proxy, or voting in person at the meeting.

         Abstentions and broker non-votes will not be counted for purposes of determining whether any given proposal has been approved by the stockholders. Accordingly, abstentions and broker non-votes will not affect the votes on any of the proposals, all of which require for approval the affirmative vote of a majority of the shares represented and entitled to vote at the meeting.


                            OWNERSHIP OF COMMON STOCK

         As of March 16, 1998, the record date, approximately 29,857,499 shares of Common Stock were issued and outstanding. To the knowledge of the Company, based upon Schedules 13G or 13D filed with the Securities and Exchange Commission (the "SEC"), the following persons were the only beneficial owners of more than five percent of the Company's Common Stock as of December 31, 1997.

Name and Address of                    Amount and Nature of               Percent of Common Stock
Beneficial Owner                       Beneficial Ownership               Issued and Outstanding
----------------                       --------------------               ----------------------
Ascent Entertainment Group, Inc. (1)        18,282,908                        59.0%
One Tabor Center
1200 Seventeenth Street
Denver, CO  80202

Credit Suisse First Boston                  2,845,445                          9.5%
11 Madison Avenue
New York, NY 10010

Hilton Hotels Corporation (2)               2,486,132                          8.3%
9336 Civic Center Drive
Beverly Hills, CA  90210

Name and Address of                    Amount and Nature of               Percent of Common Stock
Beneficial Owner                       Beneficial Ownership               Issued and Outstanding
----------------                       --------------------               ----------------------
Princeton Services, Inc. (3)                2,125,362                          7.1%
800 Scudders Mill Road
Plainsboro, NJ 08536

Gary Wilson (4)                             1,810,000                          5.7%
9665 Wilshire Blvd., Suite 200
Beverly Hills, CA 90212

------------------------

(1) Ascent Entertainment Group, Inc. ("Ascent") holds 17,140,416 shares of Common Stock of On Command Corporation and 1,123,792 Series A Warrants of On Command Corporation.
(2) Hilton Hotels Corporation holds 2,333,346 shares of Common Stock of On Command Corporation and 152,782 Series A Warrants of On Command Corporation.
(3) Based on information contained in Schedule 13G filed with the Commission on January 28, 1998. Princeton Services, Inc. ("PSI") is the beneficial owner of 2,125,362 shares of OCC Common Stock (7.0%) (sole voting and dispositive power:
0 shares and shared voting and dispositive power: 2,125,362 shares) as corporate managing general partner of Fund Asset Management L.P and Merrill Lynch Asset Management, L.P. ("MLAM"), each of which is a registered investment advisor. MLAM is the beneficial owner of 1,726,499 shares of OCC common stock (5.7%) (sole voting and dispositive power: 0 shares and shared voting and dispositive power: 1,726,499 shares) as investment advisor to certain registered investment companies, including Merrill Lynch Corporate Bond Fund, Inc. ("Fund"). Fund is the beneficial owner of 1,545,567 shares of OCC Common Stock (5.2%) (sole voting and dispositive power: 1,545,567 shares) and, according to the Schedule 13G, is the only reporting person in the 13G with an interest related to more than 5% of the OCC Common Stock.
(4) Mr. Wilson holds 1,810,000 Series C Warrants of On Command Corporation, which are not publicly traded.


                      COMMON STOCK OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 16, 1998, by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 11, and by all directors and executive officers as a group. Under rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared voting power or investment power, and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

                                                Ascent Entertainment Group, Inc.
Name (1)                       Common Stock             Common Stock
--------                       ------------             ------------

Armyan Bernstein                    --                        --

James A. Cronin, III                --                        --

Richard Fenwick, Jr.            52,886  (2)                   --

Robert M. Kavner               260,391  (3)                12,800 (3)

Ronald D. Lessack               58,626  (4)                   --

Charles Lyons                      --   (5)                19,551

Paul J. Milley                  10,000  (6)                   --

Robert Snyder                   89,007  (7)                   --

Brian A.C. Steel                96,329  (8)                   --

Gary Wilson                  1,810,000  (9)                   --

All Executive Officers
And Directors as a group
(12 persons)                 2,394,265

1 Unless otherwise indicated, each person has sole voting and investment powers over the shares listed, and no director or executive officer beneficially owns more than 1.0% of the Common Stock of the Company or Ascent.
2 Includes vested options to purchase 52,700 shares of Common Stock and 186 Series A Warrants of On Command Corporation.
3 Includes vested options to purchase 260,391 shares of OCC Common Stocks. Beneficial ownership of Ascent Common Stock includes 4,000 shares that may be acquired by Mr. Kavner within 60 days after March 31, 1998, through the exercise of stock options.
4 Includes vested options to purchase 58,440 shares of Common Stock and 186 Series A Warrants of On Command Corporation.
5 Ascent Entertainment Group, Inc. holds approximately 59.0% of the issued and outstanding Common Stock of On Command Corporation. Mr. Lyons' ownership of OCC Common Stock does not reflect ownership of the OCC shares owned by Ascent, even though Mr. Lyons holds the proxy to vote those shares on behalf of Ascent.
6 Includes vested options to purchase 10,000 shares of Common Stock.
7 Includes vested options to purchase 78,774 shares of Common Stock and 10,233 Series A Warrants of On Command Corporation.
8 Included vested options to purchase 96,329 shares of OCC Common Stock.
9 Mr. Wilson holds 1,810,000 Series C Warrants of On Command Corporation, which are not publicly traded.


                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, which is composed of four directors, Gary L. Wilson, Armyan Bernstein (who joined the Compensation Committee in February 1998), James
A. Cronin, III (an executive officer and director of Ascent Entertainment Group, Inc., the Company's majority stockholder ("Ascent")), and Charles Lyons (an executive officer and director of Ascent), is responsible for establishing and administering the Company's executive compensation philosophy. Set forth below is the Committee's report on the 1997 compensation of the executive officers of the Company, including Mr. Kavner, the Chief Executive Officer, and the other current and former executive officers of the Company whose compensation is discussed below under "Executive Compensation" (collectively, the "Named Executive Officers").

ANNUAL COMPENSATION

         Each of the Named Executive Officer's annual compensation for 1997 was based on the Company's executive compensation philosophy that emphasizes risk-based performance incentives as a key component of both annual and long-term compensation. Messrs. Kavner's, Snyder's and Steel's compensation are based upon their respective employment agreements with the Company, or in the case of Mr. Snyder, with the Company's wholly-owned subsidiary, On Command Video Corporation ("OCV"). See Executive Compensation -- Employment Agreements.

         The other Named Executive Officers' annual base salary rates were consistent with competitive salary ranges developed by the Company. These salary ranges are based on market data for companies of comparable revenue in the high technology and entertainment industries. Annual salary adjustments take into account individual Named Executive Officers' achievements during the prior year towards key Company-wide objectives set annually by the Board of Directors, as well as the Named Executive Officers' performance of their individual responsibilities.

         The bonus opportunities for the Named Executive Officers for 1997 were based on corporate financial goals (i.e., earnings before interest, taxes and depreciation, known as "EBITDA") set by the Board of Directors for the year and specified strategic and/or other operating objectives established by the Compensation Committee. Distributions to the Named Executive Officers under the executive bonus plan are reviewed and determined by the Compensation Committee on an annual basis. The bonus targets are allocated among the individual executive officers with reference to responsibilities, performance and goal achievement of individual executive officers.

         Mr. Kavner's bonus opportunity is set forth in his Employment Agreement which provides for a target bonus in an amount equal to seventy percent of his base salary for achieving certain performance measures as approved by the Compensation Committee. Mr. Kavner's bonus was based on the achievement of certain financial measures and his individual performance, including the achievement of the Company's EBITDA target, the integration of SpectraVision, Inc. and OCV operations, and the planning and implementation of a successful capital structure for the Company. The Compensation Committee considered these accomplishments and awarded a bonus of $350,000 to Mr. Kavner (representing seventy percent of Mr. Kavner's base compensation).

         Bonuses for Messrs. Steel, Lessack, Fenwick and Milley were based on the achievement of one or more financial measures as compared to planned performance for the Company, as well as Mr. Kavner's evaluation of each individual executive officer's achievement of his performance objectives for the year. Similar to Mr. Kavner's Employment Agreement, Mr. Steel's Employment Agreement provides that Mr. Steel's target bonus is equal to seventy percent of his base salary for achieving certain performance measures as approved by the Compensation Committee. The Compensation Committee reviewed and approved Mr. Kavner's bonus recommendations for each of the Named Executive Officers.

LONG TERM COMPENSATION

         In connection with Mr. Kavner's and Mr. Steel's hiring by the Company in September 1996, the Board, with the review and approval of Ascent's Compensation Committee and Board of Directors, awarded Mr. Kavner a stock option to purchase 1,041,5621 shares of OCC Common Stock, equal to approximately 3.5% of the shares of OCC Common Stock outstanding immediately after the Company' Common Stock began publicly trading in October 1996, and awarded Mr. Steel a stock option to purchase 385,312 shares of OCC Common Stock. For each of Mr. Kavner and Mr. Steel, these options vest 25% after one year, an additional 25% after two years and an additional 50% after three years, and expire 10 years after the grant. Eighty percent of the shares purchasable upon exercise of each option may be purchased at a price per share which the Board of Directors and the Compensation Committee determined based upon the fair value of the combination of OCV and SpectraVision, prior to the public trading of OCC's Common Stock which was determined to be $15.33 and the remaining twenty percent may be purchased at $16.40 per share, which was the average of the high and low bid prices of the OCC Common Stock for the twenty days trading following the third trading day after OCC's public release of financial results for the third quarter of 1996. The intent in granting the option was to create an immediate and significant link between Mr. Kavner's and Mr. Steel's compensation and the interests of On Command Corporation's stockholders. The size of the option award and the vesting schedule were effectively based upon the practices of companies engaging in public offerings.

         In 1996, Messrs. Lessack, Fenwick and Milley received stock option awards from On Command Corporation pursuant to the Company's 1996 Key Employee Stock Plan. The amounts of the non-qualified stock options awarded to Messrs. Lessack, Fenwick and Milley were based on internal

----------
1 In February 1998 Mr. Kavner volunteered, and the Compensation Committee accepted, the forfeiture by Mr. Kavner of his right to purchase 203,500 shares of OCC Common Stock pursuant to Mr. Kavner's stock option award, thereby reducing Mr. Kavner's stock option to 838,062 shares. Mr. Kavner volunteered to forfeit such portion of his option award in order to return to the Company's 1996 Key Employee Stock Plan ("Key Employee Plan") the number of shares of OCC Common Stock which such forfeiture represents to increase the number of shares of OCC Common Stock subject to the Key Employee Plan available for other executive officers.

guidelines developed by the Company in an effort to be competitive with other long-term incentive compensation for comparable positions in technology and entertainment companies similar in amount of revenue with the Company. The Compensation Committee wanted to establish an immediate and significant link between senior management's compensation and the interests of On Command Corporation's stockholders. The size of the stock awards and the vesting schedule are based on the practices of other companies in the same industry. Mr. Snyder did not receive a stock option award due to his having previously received stock options to purchase OCV Common Stock which converted to stock options to purchase OCC Common Stock in connection with OCC becoming a publicly traded company. All grants of options will expire 10 years after grant.


COMPENSATION COMMITTEE

Gary L. Wilson, Chairman
Armyan Bernstein
James A. Cronin, III
Charles Lyons

                        COMPARISON OF STOCKHOLDER RETURN

         Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Center for Research in Securities Price Total Return for the Nasdaq Stock Market (U.S. Companies) ("NASDAQ") and the SIC Code 4841 Index (Cable and Other Pay Television Services - U.S. domestic only) for the period commencing on October 10, 1996, the date that the Company's S-4 Registration statement was declared effective by the SEC, and ending on December 31, 1997
(1).

                              10/10/96         12/31/96            12/31/97 (2)
On Command Corporation        $100.00          $65.46              $52.58
SIC Code 4841 Index           $100.00          $102.27             $155.66
Nasdaq Market Index           $100.00          $104.37             $126.95

----------------------
(1)   The Company's fiscal year ends on December 31.
(2) Assumes that $100.00 was invested in the Company's Common Stock and each index and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

COMPLIANCE WITH SECURITIES LAWS

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC") and the NASDAQ National Market System. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of copies of such forms received by it with respect to 1997, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Company's registered equity have complied with the reporting requirements of Section 16(a), except that Form 4 reports for each of Richard Fenwick, Jr., and Edward B. Neumann were inadvertently filed subsequent to their required filing date of August 10, 1997.

                             EXECUTIVE COMPENSATION


The following table shows the compensation received for the three fiscal years ended December 31, 1997 by the (i) President and Chief Executive Officer, (ii) the Executive Vice President, Chief Financial Officer and Chief Operations Officer, (iii) the Senior Vice President, Operations of OCC and, previously, OCV, (iv) the Senior Vice President, Finance, (v) the Senior Vice President, Engineering of OCC and, previously, OCV, and (vi) the former Vice Chairman of OCC, and in his capacity as President and Chief Executive of OCV through September 11, 1996, (the officers being hereafter referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                             ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                     -----------------------------------    ----------------------------
                                                               OTHER        RESTRICTED       SECURITIES
                                                               ANNUAL         STOCK          UNDERLYING     ALL OTHER
NAME AND POSITION                    SALARY      BONUS      COMPENSATION     AWARD(S)       OPTIONS/SARS  COMPENSATION
                          YEAR        ($)         ($)         ($) (1)         ($) (2)          (#)          ($) (3)
Robert M. Kavner          1997        500,000    350,000       316,672           -0-              -0-       336,471
  President and           1996(5)     173,034     60,000           -0-           -0-        1,041,562 (4)       761
  Chief Executive
  Officer

Brian A.C. Steel          1997        290,000    203,000       172,467           -0-              -0-       483,894
  Executive Vice          1996(5)      96,273     35,000           -0-           -0-          385,312         8,225
  President, CFO,
  COO

Ronald D. Lessack         1997        193,500     70,000           -0-           -0-           10,000    +    5,572
  Senior Vice             1996        183,708     27,500           -0-           -0-           65,000         9,947
  President,              1995(6)     161,663     20,000           -0-           -0-           10,000    *    4,620
  Operations                                                                                    2,500   **

Paul J. Milley            1997        174,996     44,000        30,000           -0-              -0-        61,403
  Senior Vice             1996(5)       7,292                      -0-           -0-           50,000           -0-
  President, Finance

Richard Fenwick, Jr.      1997        165,000     40,000           -0-           -0-           10,000    +    4,984
  Senior Vice             1996        168,228     22,500           -0-           -0-           65,000         9,263
  President,              1995(6)     151,250     15,000           -0-           -0-           10,000    *    1,540
  Engineering                                                                                   2,500   **

Robert Snyder             1997        275,000        -0-           -0-           -0-          100,000    +    7,558
  Vice Chairman (7)       1996        318,060     75,000           -0-           -0-              -0-        11,934
                          1995        285,779    150,000           -0-           -0-          100,000    *    4,620
                                                                                                5,000   **

All options marked with a single asterisk (*) are options to purchase Ascent Common Stock and options marked with a double asterisk (**) are options to purchase COMSAT Common Stock. Options marked with a single plus sign (+) are Stock Appreciation Rights ("SARs") that were issued in exchange for Ascent employee stock options, which options were cancelled in connection with the SARs.

(1) Other Annual Compensation consists of tax reimbursements for the amounts shown. Other Annual Compensation shown for 1995, 1996 and 1997 does not include perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of the combined salary and bonus for the Named Executive Officer in each year.

(2) Restricted stock awards include COMSAT restricted stock awards ("RSAs"), and COMSAT restricted stock units ("RSUs") for 1995 only. Dividends are paid on RSAs granted in 1995. Dividend equivalents are paid on RSUs. At December 31, 1997, Mr. Snyder had 19,843 RSAs valued at $473,751.

(3) For 1997, other compensation includes: (i) contributions by the Company on behalf of the executive to the On Command Video 401(k) plan, (ii) relocation expense reimbursement, (iii) life insurance premiums for policies in excess of $50,000 face value, and (iv) loan forgiveness amounts.

                           401(K)      RELOCATION      INSURANCE        LOAN
         NAME            MATCHING       EXPENSES        PREMIUM      FORGIVENESS     TOTAL
Robert M. Kavner            4,750     330,569 (*)          1,152                    336,471
Brian A.C. Steel            4,750     238,880 (*)            264         240,000    483,894
Ronald D. Lessack           4,750                            822                      5,572
Paul J. Milley              4,000          57,148            255                     61,403
Richard Fenwick, Jr.        4,750                            234                      4,984
Robert Snyder               4,750                          2,808                      7,558

* Amounts include recovery of loss on sale of house.

(4) In February 1998 Mr. Kavner volunteered, and the Compensation Committee accepted, the forfeiture by Mr. Kavner of his right to purchase 203,500 shares of OCC Common Stock pursuant to Mr. Kavner's stock option award, thereby reducing Mr. Kavner's stock options to 838,062 shares. Mr. Kavner volunteered to forfeit such portion of his option award in order to return to the Key Employee Plan the number of shares of OCC Common Stock which such forfeiture represents to increase the number of shares of OCC Common Stock subject to the Key Employee Plan available for other executive officers.

(5) Messrs. Kavner and Steel commenced employment with the Company in September 1996. Mr. Milley commenced employment with the Company in December 1996.

(6) Includes retroactive pay made in January 1996 for the period December 1, 1995 to December 31, 1995 as follows: for Mr. Lessack in the amount of $2,500; and Mr. Fenwick in the amount of $1,875.

(7) Mr. Snyder retired from his position as Vice-Chairman of the Company in November 1997.



                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS
---------------------------------------------------------------------
                        NUMBER OF          PERCENT OF TOTAL OPTIONS/                                         GRANT DATE
                        SECURITIES         SARS GRANTED TO ASCENT      EXERCISE OR       EXPIRATION DATE     PRESENT VALUE $
                        UNDERLYING         EMPLOYEES IN FISCAL YEAR    BASE PRICE                            (3)
NAME                    OPTIONS/SARS       (2)                         ($/SH)
                        GRANTED (#) (1)
--------------          -----------        ------------------------    ---------         ---------           ---------
Ronald Lessack            10,000             .007%                     $9.53             12/18/05            $ 39,119
Richard Fenwick, Jr.      10,000             .007%                     $9.53             12/18/05            $ 39,119
Robert Snyder            100,000            7.000%                     $9.53             12/18/05            $391,191

(1) In order for COMSAT to receive a ruling from the Internal Revenue Service that the distribution to COMSAT shareholders of COMSAT's shares of Ascent Common Stock would be a tax-free transaction (the "Distribution"), COMSAT required Ascent to agree to cancel substantially all outstanding options issued pursuant to the 1995 Ascent Key Employee Stock Plan. As consideration for the cancellation, effective June 27, 1997, Ascent and its subsidiary employee optionholders were granted SARs payable only in cash at an exercise price equal to $9.53, which was the five day high and low trading average at the time of grant. The SARs were granted with the same vesting provisions and expiration dates as the options that were canceled. The SARs for Mr. Lessack and Mr. Fenwick vest as follows: 25% on December 18, 1996, an additional 25% on December 18, 1997 and the remaining 50% on December 18, 1998. The SARs for Mr. Snyder vest as follows: 10% on June 27, 1997, an additional 15% on December 18, 1997, an additional 25% on December 18, 1998, an additional 25% on December 18, 1999, and the remaining 25% on December 18, 2000.

(2) The total number of SARs granted to Ascent employees in 1997 was 1,404,750.

(3) On Command used the Black-Scholes option pricing model to determine grant date present values using the following assumptions: a dividend yield of 0.0%; stock price volatility of 55.2%; a five to six year SAR term for On Command; and a risk-free rate of return of 5.9%. The use of this model is in accordance with SEC rules; however, the actual value of a SAR realized will be measured by the difference between the stock price and the exercise price on the date the SAR is exercised.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table sets forth information on (i) options exercised by the Named Executive Officers in 1997, and (ii) the number and value of their unexercised options at December 31, 1997.

         AGGREGATED OPTION EXERCISES IN 1997, AND YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED             VALUE OF IN-THE MONEY
                                                         OPTIONS AT 12/31/97                OPTIONS AT 12/31/97
                                                         -------------------                -------------------
                              SHARES
                            UNDERLYING
                              OPTIONS       VALUE      EXERCISABLE    UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
          NAME               EXERCISED     REALIZED        (#)             (#)                ($)          ($)
Robert M. Kavner           -0-            -0-               260,391          781,171            -0-          -0-
                Ascent     -0-            -0-                 3,000            5,000            -0-          -0-
Brian A.C. Steel           -0-            -0-                96,329          288,983            -0-          -0-
Ronald D. Lessack          -0-            -0-                47,080           74,720         44,645          -0-
                Ascent     -0-            -0-                 5,000            5,000          3,150        3,150
Paul J. Milley             -0-            -0-                10,000              -0-            -0-          -0-
Richard Fenwick, Jr.       10,000         60,950             52,700           52,000        271,151          -0-
                Ascent     -0-            -0-                 5,000            5,000          3,150        3,150
Robert Snyder              34,826         153,310            61,734           17,040        243,849       67,308
                Ascent     -0-            -0-                25,000           75,000         15,662       46,987


         EMPLOYMENT AGREEMENTS

                  In September 1996, the Company and each of Robert M. Kavner and Brian A.C. Steel entered into employment agreements that expire on September 11, 2000. Pursuant to the agreements, Mr. Kavner's and Mr. Steel's base salary will be $500,000 and $290,000 per year, respectively, subject to increases at the discretion of the Board of Directors of the Company. Messrs. Kavner and Steel will also be eligible for annual bonuses based on performance measures determined by the Compensation Committee with a target bonus equal to 70% of each such executive's respective base salary for achieving 100% of the target level for the performance measures. In addition, Messrs. Kavner and Steel have been granted options to purchase 1,041,562 and 385,312 shares of OCC Common Stock, respectively, exercisable at the following per-share prices: (i) 80% of each such executive's options shall be exercisable at a per-share price equal to $15.33 and (ii) 20% of each such executive's options shall be exercisable at a per-share price equal to $16.40. The options will vest 25% on September 11, 1997, an additional 25% on September 11, 1998 and the remaining 50% on September 11, 1999. The options will expire at the earlier of (i) three months after the date upon which such executive is terminated for "cause" (as defined in each such executive's employment agreement); (ii) one year after each such executive's employment agreement is terminated as a result of such executive's death or (iii) on September 11, 2006. Messrs. Kavner and Steel will also be entitled to participate in group health, dental and disability insurance programs and any group profit sharing, deferred compensation, life insurance or other benefit plans as are generally made available by the Company to its senior executive officers on a favored nations basis.

                  In addition, the employment agreements for each of Messrs. Kavner and Steel provide that upon a "Change of Control Event" (as defined in such agreement), each of Messrs. Kavner and

         Steel will be entitled to elect to terminate his employment with the Company and, for the longer of (a) the remainder of the term of such executive's employment agreement as if such agreement had not been terminated and (b) one year following the date of such termination (such period being the "Duration Period"), will receive: (i) his then current base salary; (ii) an annual bonus equal to 70% of his then current base salary for each year during the Duration Period; and (iii) all other benefits provided pursuant to such executive's employment agreement. A "Change of Control Event" is defined in the employment agreements as an affirmative determination, either jointly by either Mr. Kavner or Mr. Steel, respectively, and the Board of Directors or pursuant to an arbitration which either Mr. Kavner or Mr. Steel, respectively, has the right to invoke, that any "change of control" of the Company (defined as an event as result of which (i) a single person or entity other than Ascent or its affiliates owns 50% or more of the voting stock of the Company or (ii) a single person or entity other than COMSAT Corporation ("COMSAT") or its affiliates (which as of the date of the employment agreements held approximately 80% of the outstanding Common Stock of Ascent, but which consummated the distribution of its 80.67% ownership interest in Ascent to the COMSAT shareholders on June 27, 1997) owns directly or indirectly 50% or more of the voting stock of Ascent) or prospective change of control would be reasonably likely to have a materially detrimental effect on either the day-to-day circumstances of Mr. Kavner's or Mr. Steel's employment, respectively, or the compensation payable to Mr. Kavner or Mr. Steel, respectively, under his employment agreement.

                  The employment agreement with Mr. Steel provided that, in order to facilitate such executive's transition to the Company, Ascent caused a $240,000 unsecured, no interest loan (the "Transition Loan") to be made to Mr. Steel concurrent with Mr. Steel's employment with the Company (the "Effective Time"). The Transition Loan was due and payable by Mr. Steel on September 11, 1997; provided that if Mr. Steel was still employed by Ascent, OCC, OCV or any of their successors or affiliates on such date, or if Mr. Steel's employment was terminated by the Company other than for "cause" prior to such date, then the Transition Loan would be forgiven in its entirety. On September 11, 1997, the Transition Loan was forgiven in accordance with its terms.

                  OCV and Mr. Snyder entered into an employment agreement that expires in 1999. Pursuant to the agreement, Mr. Snyder's salary for 1997 was set by the board of directors of OCV at $275,000, and Mr. Snyder is eligible for incentive bonus compensation to be established by mutual consent of Mr. Snyder and the board of directors of OCV. Mr. Snyder did not receive a bonus for 1997. Pursuant to the terms of Mr. Snyder's employment agreement, the circumstances surrounding Mr. Snyder's departure entitle Mr. Snyder to receive his full salary through January 31, 1999 and receive a consulting fee of $20,000 per year for the next two years thereafter.

                        PROPOSAL 1. ELECTION OF DIRECTORS

         BOARD OF DIRECTORS

                  The Company's Board of Directors consists of six directors, all of whom are elected annually by the stockholders for a term of one year or until their successors have been elected and qualified. Pursuant to the Company's Certificate of Incorporation and the Corporate Agreement (the "Corporate Agreement") between the Company and Ascent the Company has agreed, for so long as Ascent beneficially owns, directly or indirectly, the largest percentage (and at least 40%) of the outstanding securities of the Company entitled to be cast for the election of directors, to propose, at each election of directors, a slate of directors, or in the case of vacancies, individual directors, for election so that at all times during the term of the Corporate Agreement, a majority of the Board of Directors of the Company is comprised of persons designated by Ascent. See "Certain Relationships and Related Party Transactions." The Board met six times in 1997. All incumbent directors who were directors in 1997 attended all of such Board meetings.

         VOTING FOR DIRECTORS

                  At the meeting all of the Directors will be elected to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the nominees currently serve as directors.

                  Each stockholder is entitled to cumulate votes in the election of directors. The right to cumulate votes in an election of directors entitles a stockholder to as many votes as he or she has shares multiplied by the number of directors to be elected (in this case, 6), which votes may then be allocated among the nominees in such proportion as the stockholder decides, including casting all of the votes for one nominee. If a stockholder wishes to cumulate his or her votes, the proxy card should be marked, in any way that the stockholder desires in order to: (i) indicate clearly that the stockholder is exercising the right to cumulate votes and (ii) specify how the votes are to be allocated among the nominees for director. For example, a stockholder may write next to the name of each nominee for whom the stockholder desires to cast votes, the number of votes to be cast for such nominee.

                  Unless contrary directions are set forth on the proxy card, proxies will be voted in such manner as to elect all or as many of the nominees listed as possible. If either of the "For All Nominees Listed Above" or "Exception" boxes is marked or no instructions are given, the named proxies will have discretionary authority to cumulate votes if they so choose and allocate votes among the nominees as they deem appropriate (except for any nominee specifically excepted by the stockholder), including not casting any votes for one or more nominees. If any of the nominees becomes unavailable for election, which is not currently anticipated, shares represented by proxies in the accompanying form will be voted for a substitute nominee designated by the Board of Directors.

                       NOMINEES FOR ELECTION OF DIRECTORS

         CHARLES LYONS, 43, has been Chairman of the Board of On Command Corporation since its formation in July 1996. Mr. Lyons has been President, Chief Executive Officer, and director of Ascent since October 1995 and Chairman of Ascent since June 1997. Prior thereto, he was President of Ascent's predecessors since February 1992. He was Vice President and General Manager of COMSAT Video Enterprises, now Ascent Network Services, from October 1990 to January 1992. Mr. Lyons had been Chairman of the Board of Directors of OCV since December 1994 and a Director since 1992.

         ARMYAN BERNSTEIN, 50, has been a Director of On Command Corporation since February 1998. Mr. Bernstein has also been Chairman and Chief Executive Officer of Beacon Communications Corporation ("Beacon") since 1991. Beacon is a privately- held, wholly owned subsidiary of Ascent. Mr. Bernstein does not receive any compensation from Ascent.

         JAMES A. CRONIN, III, 43, has been a Director of On Command Corporation since its formation in July 1996 and was Vice President and Acting Chief Financial Officer from July 1996 until September 1996. Mr. Cronin has been Executive Vice President, Chief Financial Officer and Chief Operating Officer of Ascent since November 1996, and prior thereto was Chief Operating Officer and Executive Vice President, Finance for Ascent since June 1996. Prior to joining Ascent, Mr. Cronin served as a financial and management consultant from 1992 through June 1996. Mr. Cronin is also a director of Landair Services, Inc.

         ROBERT M. KAVNER, 54, has been President, Chief Executive Officer, and Director of On Command Corporation since September 1996. Prior thereto, Mr. Kavner was a principal in Kavner & Associates, a consulting firm for media and communication companies. From June

         1994 through September 1995, Mr. Kavner was an Executive Vice President of Creative Artists Agency, Inc. Prior to joining Creative Artists Agency, Mr. Kavner was Executive Vice President of AT&T Corp. ("AT&T") and Chief Executive Officer of AT&T's Multimedia Products and Services Group. He was also a member of AT&T's Management Executive Committee. From 1992 to 1994, Mr. Kavner was Group Executive for Communications Products Group of AT&T. Mr. Kavner is also a director of the Fleet Financial Corp. and Earthlink Networks, Inc.

         BRIAN A.C. STEEL, 38, has been Executive Vice President, Chief Financial Officer, and Chief Operating Officer of On Command Corporation since September 1996 and a Director of On Command Corporation since October 1996. Prior thereto, Mr. Steel was Executive Vice President, Strategic Development, and Chief Financial Officer for TELE-TV, a video services partnership among several regional telephone companies, since August 1995. Prior to joining TELE-TV, Mr. Steel was Vice President, Strategic Development of Pacific Telesis Enhanced Services and Executive Director, Corporate Development of Pacific Telesis Group from January 1994 to July 1995. Prior to joining Pacific Telesis, Mr. Steel was a principal in Conversion Management Associates from January 1993 to December 1993. From June 1986 to December 1992, Mr. Steel was employed by Shearson Lehman Brothers Inc. as Senior Vice President, Real Estate Merchant Banking Group and First Vice President, E.F. Hutton Properties.

         GARY L. WILSON, 58, has been a Director of On Command Corporation since October 1996. Mr. Wilson has also been Chairman of Northwest Airlines Corporation, parent company of Northwest Airlines, since April 1997 and was Co-Chairman of the Board and a principal investor in Northwest Airlines Corporation and several other transportation-related subsidiaries since January 1991. Mr. Wilson is also a director of The Walt Disney Company, CB Commercial Real Estate Services Group, Inc. and Veritas Holdings GmbH.

                     OTHER INFORMATION CONCERNING DIRECTORS

         COMMITTEES

                  The Board has two standing committees, described below.

                  The Audit Committee consists of Messrs. Wilson and Bernstein. The Committee makes recommendations to the Board of Directors concerning the selection of independent public accountants; confers with the independent public accountants to determine the scope of the audit that such accountants will perform; receives reports from the Independent Public Accountants and transmits such reports to the Board of Directors, and after the close of the fiscal year, transmits to the Board of Directors the financial statements certified by such accountants; inquires into, examines and makes comments on the accounting procedures of the Company and the reports of the Independent Public Accountants; considers and makes recommendations to the Board of Directors upon matters presented to it by the officers of the Company pertaining to the audit practices and procedures adhered to by the Company; considers and makes recommendations to the Board of Directors in respect of the financial affairs of the Company, including matters related to the capital structure and requirements, financial performance, dividend policy, capital and significant capital commitments; and reviews and approves the Company's overall financial policies and procedures, spending controls, systems integrity, balance sheet reserve levels, and revenue and expense accountability. The Committee met twice in 1997 and all incumbent directors who were members of the Audit Committee in 1997 attended such meetings.

                  The Compensation Committee consists of Messrs. Wilson, Bernstein, Cronin, and Lyons. The Committee approves long-term compensation for senior executives; considers and makes recommendations to the Board of Directors with respect to: programs for human resources development and management organization and succession; salary and bonus for senior executives; and compensation matters and policies and employee benefit and incentive plans; and exercises authority granted to it to administer such plans. In addition, the Compensation Committee recommends to the Board of Directors qualified candidates for election as directors and as Chairman of the Board, and considers, acts upon or makes recommendations to the Board of Directors with respect to such other matters as may be referred to it by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. It will consider candidates recommended by stockholders, if the recommendations are submitted in writing to the Secretary of the Company. The Committee met four times during 1997 and all incumbent directors who were members of the Compensation Committee in 1997 attended such meetings.

         DIRECTORS COMPENSATION

                  In May 1997 the Company adopted a compensation plan for Independent Directors, which is defined for purposes of such compensation as a Director who is not an employee of the Company nor an officer or employee of Ascent or COMSAT, so long as Ascent or COMSAT, respectively, directly or indirectly holds 50% or more of the outstanding Common Stock of the Company. (On June 27, 1997, COMSAT consummated the distribution of its 80.67% ownership interest in Ascent to the COMSAT shareholders on a pro-rata basis in a transaction that was tax-free for federal income tax purposes and COMSAT's representative to the Board resigned.) Such Independent Directors will receive an annual retainer of $6,000 in cash, payable quarterly; $500 for each Board of Directors meeting attended by such Director; and $500 for each official Committee of the Board of Directors meeting attended by an Independent Directors for which such Director is a member. Each Independent Director who is also a chairman of an official Committee of the Board of Directors will receive an additional annual fee of $2,000 payable quarterly. In addition, the Board of Directors and the Company's stockholders approved the 1997 Non-Employee Directors Stock Plan (the "Directors Plan") to grant annual awards of the Company's Common Stock and options to purchase the Company's Common Stock to Independent Directors. The Directors Plan authorizes the granting of an award of 400 shares of the Company's Common Stock and a non-qualified option to purchase 4,000 shares of the Company's Common Stock, priced at the fair market value on the date of grant, to each Independent Director on an annual basis following the company's Annual Stockholder meeting. Such option will generally be exercisable as follows: 25% on the first anniversary of the date of grant, 50% on the second anniversary of the date of grant and 100% on the third anniversary of the date of grant.

                  Executive compensation is described beginning on page 6.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                  Mr. Kavner was a member of the Compensation Committee of the Board of Directors of Ascent from January 1996 through March 1997. Messrs. Cronin and Lyons have been on the Compensation Committee of On Command Corporation from October 1996. There was no other compensation committee interlocks or insider participation in compensation decisions during 1997.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         RELATIONSHIP WITH ASCENT

                  Ascent owns approximately 57% of the Company's issued and outstanding Common Stock. For so long as Ascent continues to own more than 50% of the outstanding voting stock of the Company, Ascent will be able, among other things, to approve any corporate action requiring majority stockholder approval, including the election of a majority of the Company's directors, effect amendments to the Company's Certificate of Incorporation and Bylaws and approve any other matter submitted to a vote of the stockholders without the consent of the other stockholders of the Company. In addition, through its representation on the Board of Directors, Ascent is able to influence certain decisions, including decisions with respect to the Company's dividend policy, the Company's access to capital (including the decision to incur additional indebtedness or issue additional shares of Common Stock), mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company.

                  The Company and Ascent have entered into a Management Services Agreement pursuant to which Ascent provides certain management services, including insurance, administration, coordination and advisory services regarding corporate financing, employee benefits administration, public relations and other corporate functions to the Company and makes available certain of its employee benefit plans to the Company's employees. Pursuant to the Services Agreement, Ascent is entitled to the payment of (i) an annual fee of $1.2 million, (ii) the actual cost to Ascent of the benefits provided to the Company's employees and (iii) certain of Ascent's actual out-of-pocket expenses in connection with the Services Agreement (not including overhead and the cost of its personnel). Further, the Company will indemnify Ascent from all damages from Ascent's performance of services under the Services Agreement unless such damages are caused by willful breach by Ascent or willful misconduct or gross negligence by Ascent's employees in fulfilling its obligations under the Services Agreement. Ascent will indemnify the Company from damages arising from willful breach by Ascent or gross negligence or willful misconduct by Ascent's employees in the performance of the Services Agreement. The Services Agreement is for an initial term through December 31, 1999, renewable for additional one-year terms by Ascent upon notice to On Command which election Ascent may exercise as long as it and its subsidiaries own at least 50% of the outstanding Common Stock. The Services Agreement is subject to the termination by either party upon 60 days prior notice if Ascent fails to own the largest percentage and at least 40% of the Company's outstanding securities.

                  The Company and Ascent have also entered into a Corporate Agreement that governs certain other relationships and arrangements between the Company and Ascent. Pursuant to the Corporate Agreement, for so long as Ascent beneficially owns, directly or indirectly, the largest percentage (and at least 40%) of the outstanding securities of the Company entitled to be cast for the election of directors, Ascent may propose, at each election of directors, a slate of directors, or in the case of vacancies, individual directors, for election so that at all times during the term of the Corporate Agreement, a majority of the Board of Directors of the Company is comprised of persons designated by Ascent. In addition, pursuant to the Corporate Agreement, as amended, for so long as Ascent owns the largest percentage (and at least 40%) of the outstanding OCC Common Stock (i) the Company will not incur any indebtedness, other than that under its existing Credit Facility (and refinancings thereof) and indebtedness incurred in the ordinary course of business which together shall not exceed $157 million in the aggregate through December 31, 1998, or issue any equity securities or any securities convertible into equity securities without Ascent's prior consent, (ii) the Company may not amend its Certificate of Incorporation or Bylaws without Ascent's prior consent, and (iii) the Company will utilize reasonable cash management procedures and use its reasonable best efforts to minimize the Company's excess cash holdings.

         DIRECTOR LOAN

                  The employment agreement with Mr. Steel provided that, in order to facilitate such executive's transition to the Company, Ascent would cause the Transition Loan to be made to Mr.

         Steel at the Effective Time. In accordance with the terms of Mr. Steel's employment agreement and the Transition Loan, the Transition Loan was forgiven On September 11, 1997. See Executive Compensation - Employment Agreements.

                                  OTHER MATTERS

                  At March 16, 1998, management knew of no other matters to be presented for action at the meeting. If any other matter is properly introduced, the persons named in the accompanying form of proxy will vote the shares represented by the proxies according to their judgment.

                  The Company will bear all costs of the proxy solicitation. In addition to the solicitation by mail, the Company's directors, officers and employees, without additional compensation, may solicit proxies by telephone, personal contact or other means. The Company also has retained D.F. King to assist in the solicitation, at a cost of $1,500. The Company will reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in forwarding proxy materials to the beneficial owners.

                  Stockholders wishing to submit proposals for consideration at the 1999 Annual Meeting should submit them in writing to the Secretary, On Command Corporation, 6331 San Ignacio Avenue, San Jose, California 95119, to be received no later than December 7, 1998.

                  This proxy statement is provided by direction of the Board of Directors.

                                                                    /s/

                                                           Jill E. Fishbein
                                                  Senior Vice President, Legal,
                                                  General Counsel and Secretary

San Jose, California
April 6, 1998

                             ON COMMAND CORPORATION

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, May 6, 1998

          This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert M. Kavner and Brian A.C. Steel, and each or any of them (with power of substitution), proxies for the undersigned to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of On Command Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of its stockholders to be held on May 6, 1998, and at any reconvened session thereof, subject to any directions indicated on the reverse side of this card. If no directions are given, this proxy will be voted FOR Proposal 1.

     This proxy is continued on the reverse side. Please sign and return promptly in the envelope provided. No postage is required if mailed in the United States. If you attend the Meeting and vote in person, the proxy will not be used.

             Continued and to be signed and dated on reverse side.

                                                ON COMMAND CORPORATION
                                                P.O. Box 11114
                                                New York, N.Y. 10203-0114

     Directors recommend a vote FOR Proposal 1.

1.   Election of All Proposed Directors

FOR all nominees listed below [ ]       WITHHOLD AUTHORITY to vote for
                                        all nominees listed below [ ]
                                        *EXCEPTIONS [ ]

Nominees:   Charles Lyons, Armyan Bernstein,
            James A. Cronin, III, Robert M. Kavner,
            Brian A.C. Steel, and Gary Wilson.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominees name in the space provided below. If you desire to culminate your votes for any individual nominee(s), write your instruction, as to the number of votes cast for each, on the space provided below. The total must not exceed six times the number of shares you hold.)

*Exceptions
           ------------------------------------------------------------------

                              Please sign exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give full title:

                              DATE                      , 1998
                                  ----------------------

                              SIGNED
                                    --------------------------------------------

                              --------------------------------------------------

Please sign, date and return this           Please mark votes as
card promptly in the enclosed               in this example: [X]
envelope.